FOR IMMEDIATE RELEASE	Exhibit 99.1

Contact:	Paul G. Gabos
(727) 530-7700

Lincare Holdings Inc. Announces Second Quarter and First Half 2007 Financial Results

Clearwater, Florida (July 23, 2007) — Lincare Holdings Inc. (NASDAQ:LNCR), a leading provider of oxygen and other respiratory therapy services delivered to patients in the home, today announced financial results for the three and six months ended June 30, 2007.

For the quarter ended June 30, 2007, revenues were $397.1 million, a 13.4% increase over revenues of $350.1 million for the second quarter of 2006. The Company estimates that the increase in net revenues was comprised of approximately 10.4% internal growth and 4.5% growth from acquisitions, partially offset by Medicare price changes taking effect in 2007. Net income for the quarter ended June 30, 2007, was $56.0 million compared to net income of $51.9 million for the second quarter of 2006. Diluted earnings per share were $0.63 for the quarter ended June 30, 2007, compared with $0.52 diluted earnings per share for the comparable prior year period.

Revenues for the six months ended June 30, 2007, were $775.5 million, a 13.4% increase over revenues of $683.7 million for the comparable period in 2006. The Company estimates that the increase in net revenues was comprised of approximately 10.2% internal growth and 4.6% growth from acquisitions, partially offset by Medicare price changes taking effect in 2007. Net income for the six months ended June 30, 2007, was $109.9 million compared to net income of $99.8 million for the first half of 2006. Diluted earnings per share were $1.23 for the six months ended June 30, 2007, compared with $1.00 diluted earnings per share for the comparable period last year.

Lincare added nine new operating centers in the second quarter derived from internal development. The total number of Lincare locations expanded to 999 at the end of the second quarter. During the first half of 2007, Lincare opened 21 new locations.

John P. Byrnes, Lincare’s Chief Executive Officer, said, “We are pleased with Lincare’s operating and financial performance in the first half of 2007. We are experiencing strong customer growth and expanding market share in our core businesses and continue to expand by opening denovo locations in new and contiguous geographic markets.”

Mr. Byrnes added, “Our financial position is strong and we achieved significant operating cash flows in the first six months of 2007.” Lincare generated $170.1 million of cash from operating activities and invested $65.5 million in net capital expenditures during the first half of 2007. Total debt was $481.6 million and cash and cash equivalents were $23.7 million at June 30, 2007.

Lincare, headquartered in Clearwater, Florida, is one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to nearly 700,000 customers in 47 states.

Statements in this release concerning future results, performance or expectations are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All forward-looking statements included in this document are based upon information available to Lincare as of the date hereof and Lincare assumes no obligation to update any such forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Lincare’s actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or variations of these terms or other comparable terminology.

Key factors that have an impact on Lincare’s ability to attain any estimates contained in this release include potential reductions in reimbursement rates by government and other third party payors, changes in reimbursement policies, the demand for Lincare’s products and services, the availability of appropriate acquisition candidates and Lincare’s ability to successfully complete and integrate acquisitions, efficient operation of Lincare’s existing and future operating facilities, regulation and/or regulatory action affecting Lincare or its business, economic and competitive conditions, access to borrowed and/or equity capital on favorable terms and other risks described in the filings of Lincare with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2006.

In developing its forward-looking statements, Lincare has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by Lincare differ materially from what actually occurs, then actual results could vary significantly from the performance projected in the forward-looking statements. Lincare is under no duty to update any of the forward-looking statements after the date of this release.

LINCARE HOLDINGS INC.

Financial Summary

(Unaudited)

(In thousands, except share and per share data)

	For the three months ended
	June 30, 2007	June 30, 2006
Net revenues	$397,083	$350,127
Costs and expenses:
Costs of goods and services	99,962	77,892
Operating expenses	89,597	81,781
Selling, general and administrative expenses	79,695	73,560
Bad debt expense	5,956	5,252
Depreciation expense	27,703	24,655
Amortization expense	66	422
Operating income	94,104	86,565

Interest expense, net	5,230	1,725

Income before income taxes	88,874	84,840

Income taxes	32,919	32,935

Net income	$55,955	$51,905

Basic earnings per common share	$0.66	$0.55

Diluted earnings per common share	$0.63	$0.52

Weighted average number of common shares outstanding	84,166,994	95,037,267

Weighted average number of common shares and common share equivalents outstanding	90,493,933	101,751,101

	For the six months ended
	June 30, 2007	June 30, 2006
Net revenues	$775,542	$683,718
Costs and expenses:
Costs of goods and services	188,096	152,293
Operating expenses	181,481	160,875
Selling, general and administrative expenses	156,062	144,053
Bad debt expense	11,633	10,256
Depreciation expense	53,604	49,163
Amortization expense	133	841
Operating income	184,533	166,237

Interest expense, net	9,606	3,546

Income before income taxes	174,927	162,691

Income taxes	65,077	62,900

Net income	$109,850	$99,791

Basic earnings per common share	$1.29	$1.05

Diluted earnings per common share	$1.23	$1.00

Weighted average number of common shares outstanding	85,277,815	95,412,269

Weighted average number of common shares and common share equivalents outstanding	91,668,160	102,312,599

LINCARE HOLDINGS INC.

Selected Balance Sheet Data

(Unaudited)

(In thousands)

	June 30, 2007	December 31, 2006
Cash and cash equivalents	$23,742	$25,075

Accounts Receivable, Net	201,114	170,533

Current Assets	262,591	242,279

Total Assets	1,806,753	1,775,310

Current Liabilities	622,912	189,464

Total Debt	481,644	346,047

Stockholders’ Equity	990,306	1,110,577